Exhibit 99.1
Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER
BIRMINGHAM, Ala. (April 5, 2019) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, announced today that Scott J. Bowman, Senior Vice President and Chief Financial Officer, is resigning effective April 26, 2019, to pursue another opportunity.
Jeff Rosenthal, President and Chief Executive Officer, stated, “On behalf of the Board of Directors and our leadership team, I would like to thank Scott for his contributions as CFO for more than six years.  During his time at Hibbett, Scott helped drive company-wide efforts to create shareholder value through strategic initiatives and an acquisition that has improved the Company’s competitive position.  We wish him all the best in his future endeavors.  Going forward, I am confident that the strength of our accounting and finance team will keep us moving forward while we search for Scott’s replacement.”
Scott Bowman added, “I have accepted another opportunity that will put me closer to family, but I will remain with Hibbett through the end of April to assist with the transition.  Being associated with this Company has been a truly rewarding experience, and I am grateful for the opportunity to have worked with so many great people at Hibbett.  I am confident that the Company is on a good trajectory and will continue to strengthen its position among athletic specialty retailers.”
Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,100 stores under the Hibbett Sports and City Gear banners, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com. Follow us @hibbettsports and @citygear.
A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are “forward looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook,” “estimate,” “continue,” “will,” “may,” “could,” “possible,” “potential” or other similar words, phrases or expressions. For example, our forward-looking statements include statements regarding expectations around the CFO’s departure and the Company’s future prospects.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the “Risk Factors,” “Business” and “MD&A” sections in our Annual Report on Form 10-K filed on March 30, 2018, and in our Quarterly Reports on Form 10-Q filed on June 13, 2018, September 13, 2018 and December 13, 2018. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

End of Exhibit 99.1